6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

December 19, 2025

Jake Leach
Via Email

Dear Jake:

Congratulations! Dexcom (“Dexcom”, or the “Company”) is pleased to confirm your promotion to become Chief Executive Officer. The effective date of your promotion will be January 1, 2026 (“Effective Date”) (at which time your service as President and Chief Operating Officer will cease), subject to the terms and conditions of this letter agreement and your continued employment with the Company through the Effective Date. Subject to your continued employment with the Company through the Effective Date, as of the Effective Date and during your employment as Chief Executive Officer of the Company, you shall serve as a member of the Company’s Board of Directors (the “Board”).

During your employment as Chief Executive Officer, you will report to the Board. Your principal work location will be at the Company’s office in San Diego, California, subject to necessary business travel. You shall be responsible for all duties customarily associated with the Chief Executive Officer of a publicly-traded company. You agree to devote your full-time working time, attention, and energies to the Company. During your employment with the Company, you will not engage in any business activity that is in conflict with your duties and obligations to the Company. You agree that you will not be employed by, or provide services to, any other person or entity (other than volunteer, unpaid services to educational, charitable, religious, or other non-profit organizations that do not interfere with your duties to the Company) without the prior written consent of the Board; provided, however, that, you shall not need prior approval to continue your service on the board of directors of SenesTech in the same capacity as you are serving as of the Effective Date.

As of the Effective Date, your annual base salary will be increased to $1,150,000 (your “Base Salary”), less payroll deductions and all required withholdings. You will be paid biweekly and will continue to be eligible to participate in the comprehensive benefit program that we offer to employees and their families, which includes medical, dental and vision insurance plans, a 401(k) investment program, and paid-time-off and holidays. Dexcom may, in its sole discretion, change or modify the benefit programs in which you participate.

As of the Effective Date, your target bonus opportunity for purposes of any annual bonus plan adopted under the Company’s Incentive Bonus Plan shall be equal to 150% of your Base Salary.

Subject to approval by the Compensation Committee, for the 2026 performance year and the Company’s annual long-term incentive program, you will be granted Restricted Stock Units (“RSUs”) representing a number of shares of the Company’s common stock with a value of $7,500,000 (“RSU Award”). The number of shares subject to this RSU Award will be determined by dividing this value by the average closing price of the Company’s common stock for the 30-trading day period ending five trading days prior to the grant date, rounded up to the nearest whole share. The shares underlying the RSU Award shall vest as follows: 1/3 of the shares underlying the RSU Award will vest on each of the first three annual anniversaries of the grant date, subject to the terms and conditions of the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”) and subject to your continuous Service (as defined in the Plan) on such dates. In addition, subject to approval by the Compensation Committee, for the 2026 performance year, you will be granted Performance Stock Units (“PSUs”) representing a number of shares of the Company’s common stock with a value of $7,500,000 (“PSU Award”). The number of shares subject to this PSU Award will be determined by dividing this value by the average closing price of the Company’s common stock for the 30-trading day period ending five trading days prior to the grant date, rounded up to the nearest whole share. The shares underlying the PSU Award shall vest based on the achievement of certain performance conditions established by the Compensation Committee, which shall be set forth in the applicable PSU Award agreement, and subject to your continuous Service (as defined in the Plan) through the achievement of the applicable performance conditions. The PSU Award shall be subject to the terms and conditions of the Plan. The RSU Award and PSU Award will be granted as part of the Company’s annual equity program in March 2026. In addition to the RSU Award and PSU Award, for each calendar year during your employment as Chief Executive Officer beginning 2027, you shall remain eligible to receive an annual equity award grant under the Plan in accordance with the Company’s annual grant practices and policies.

6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

As a Dexcom employee, you will be expected to continue to abide by the Company’s rules and regulations, including the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A, which you shall be required to execute as a condition to your promotion to Chief Executive Officer, and which prohibits unauthorized use or disclosure of Dexcom’s proprietary information among other prohibitions and obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality, or to otherwise violate any obligation to a prior employer in connection with your employment with the Company. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Your employment relationship with Dexcom is at-will. Accordingly, you may terminate your employment with Dexcom at any time, for any reason whatsoever, simply by notifying the Company. Likewise, Dexcom may terminate your employment at any time, with or without cause or advance notice. In addition, you will be eligible to participate in Dexcom’s Amended and Restated Severance and Change in Control Plan, as may be amended from time to time (the “Severance & Change in Control Plan”).

This letter, together with your Employee Proprietary Information and Inventions Agreement and the Severance & Change in Control Plan, forms the complete and exclusive statement of your employment agreement with Dexcom. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by the Board.

Please sign and date this letter and return it to me by December 22, 2025. Jake, we are excited to be extending this offer to you and look forward to working with you in your expanded role.

Sincerely,

/s/ Mark Foletta
Mark Foletta
Interim Chairman of the Board of Directors

Accepted and Agreed:

/s/ Jake Leach
Signature

Jake Leach
Name

12/21/2025
Date

6340 Sequence Drive San Diego, CA 92121 1-888-738-3646 www.dexcom.com

EXHIBIT A

Employee Proprietary Information and Inventions Agreement